Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-90840, 333-119850, 333-129421, 333-153852, and 333-184158 on Form S-8 of our reports dated March 1, 2019 relating to the consolidated financial statements of Boyd Gaming Corporation and Subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of ASC 2014-09, Revenue from Contracts with Customers, and related amendments as well as ASU 2016-18, Statement of Cash Flows: Restricted Cash) and the effectiveness of Boyd Gaming Corporation and Subsidiaries' internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of Boyd Gaming Corporation for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada
March 1, 2019